UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IVAX Diagnostics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

May 24, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of IVAX Diagnostics, Inc., which will be held on June 10, 2010 at 10:00 a.m., local time, at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130.

At the Annual Meeting, our stockholders will be asked to elect two directors to our Board of Directors and consider any other business that may be properly brought before the Annual Meeting.

The Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, more fully describe the actions to be considered by our stockholders at the Annual Meeting.

Our Board of Directors recommends that you vote your shares “FOR” the election of each of the two nominees named in the Proxy Statement to our Board of Directors. Patrice R. Debregeas, Chairman of our Board of Directors, and Paul F. Kennedy, a member of our Board of Directors, collectively hold, directly or indirectly, approximately 72.4% of our issued and outstanding Common Stock. Messrs. Debregeas and Kennedy have advised us that they intend to vote all shares of our Common Stock held by them “FOR” the election of the two nominees named in the Proxy Statement to our Board of Directors. Accordingly, the election of the two director nominees is assured.

Whether or not you plan to attend the Annual Meeting and regardless of the size of your holdings, you are encouraged to promptly sign, date and mail the enclosed proxy in the pre-stamped envelope provided. Your participation is valued. The prompt return of your proxy will save the Company from incurring additional solicitation expenses. Please vote today.

On behalf of our Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Charles R. Struby, Ph.D.,

Chief Executive Officer and President

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of IVAX Diagnostics, Inc. (the “Company”) will be held at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130 on June 10, 2010 commencing at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to the Company’s Board of Directors, each of whom will serve for a three-year term; and

2.	To consider such other business as may properly be brought before the Annual Meeting or any postponement or adjournment thereof.

The foregoing matters are more fully described in the Proxy Statement which forms a part of this Notice of Annual Meeting.

Only stockholders of record at the close of business on May 18, 2010 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Charles R. Struby, Ph.D.,

Chief Executive Officer and President

Miami, Florida

May 24, 2010

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. THEREFORE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of IVAX Diagnostics, Inc. (the “Company”) of proxies for use at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130 on June 10, 2010 at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to stockholders on or about May 24, 2010.

General Information

Each proxy solicited, if properly completed and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. To vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the prepaid envelope. Proxies received with no instructions will be voted “FOR” the election of each of the two nominees to the Board of Directors. Although the Board of Directors is unaware of any other matter to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting upon which stockholders are entitled to vote, then the persons named in the proxy will vote as proxies in accordance with their own best judgment on those matters.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by (i) notifying the Secretary of the Company in writing at the address set forth above, (ii) submitting a proxy bearing a later date or (iii) subject to the requirements set forth below with respect to “street name” holders, attending the Annual Meeting and voting in person.

Stockholders who wish to attend the Annual Meeting may contact the Company’s Customer Service Department at (305) 324-2300 for directions to the Annual Meeting.

The Company will bear the expense of soliciting proxies and may reimburse brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such brokers, banks and nominees. The Company does not intend to solicit proxies other than by the use of the mail.

Record Date; Stockholders Entitled to Vote

Only holders of record of the Company’s Common Stock at the close of business on May 18, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. If you hold your shares beneficially through a brokerage account or through a bank or other nominee, then you are considered the beneficial owner of the shares but not the record holder of the shares, and your shares are held in “street name.” If you hold your shares in “street name,” then to vote your shares, you must follow the voting instructions that you receive from your broker, bank or other nominee. If you hold your shares in “street name,” then you will not be entitled to vote in person at the Annual Meeting (although you will be permitted to attend) unless you have obtained a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

On the Record Date, 27,649,887 shares of the Company’s Common Stock were issued and outstanding. Holders of the Company’s Common Stock are entitled to one vote per share on all matters to be considered at the Annual Meeting. Patrice R. Debregeas, Chairman of the Board of Directors, and Paul F. Kennedy, a member of the Board of Directors, collectively hold, directly or indirectly, approximately 72.4% of the issued and outstanding shares of the Company’s Common Stock. Messrs. Debregeas and Kennedy have advised the Company that they intend to vote all shares of the Company’s Common Stock held by them “FOR” the election of the two nominees named in this Proxy Statement to the Board of Directors. Accordingly, the election of the two director nominees is assured.

Voting of Proxies by Brokers

“Broker non-votes” occur when a broker, bank or other nominee who holds shares for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. Under the rules of the NYSE Amex, brokers, banks and other nominee holders will not be entitled to vote on the election of directors if they have not received voting instructions from the beneficial owners.

Quorum; Adjournment

The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of the Company’s Common Stock is necessary to transact business at the Annual Meeting. Abstentions will be counted as present for purposes of establishing a quorum. “Broker non-votes” will not be counted for purposes of establishing a quorum unless a broker, bank or other nominee returns its proxy card or attends the Annual Meeting, which is unlikely because, as described above, brokers, banks and other nominees who hold shares for beneficial owners will not have discretionary authority to vote on the election of directors if they do not receive voting instructions from the beneficial owners of the shares. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is established.

Vote Required for Approval

To elect the two nominees to the Board of Directors, the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required. There is no right to cumulative voting in the election of directors. Abstentions and “broker non-votes” will have no effect on the election of directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement (including a form of the accompanying proxy card) is available at www.ivaxdiagnostics.com/proxystatements.html, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 is available at www.ivaxdiagnostics.com/annualreports.html.

Corporate Governance

Board of Directors.    The Board of Directors met ten times during the 2009 fiscal year. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and committees on which he served during the 2009 fiscal year. Three of the six members of the Board of Directors attended the Company’s 2009 annual meeting of stockholders, although the Company has no formal policy requiring them to do so.

Under the applicable rules of the NYSE Amex, the Company is considered a “controlled company” because Patrice R. Debregeas, Chairman of the Board of Directors, and Paul F. Kennedy, a member of the Board of Directors, collectively hold, directly or indirectly, approximately 72.4% of the issued and outstanding shares of the Company’s Common Stock. Messrs. Debregeas and Kennedy and their respective affiliates through which they hold certain shares of the Company’s Common Stock together comprise a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a “controlled company,” the Company is not subject to certain corporate governance requirements of the AMEX, including the requirements to (i) maintain a majority of “independent” directors on the Board of Directors, (ii) have a nominating committee or (iii) have a compensation committee comprised solely of “independent” directors.

The Board of Directors has determined that four of its members—Jerry C. Benjamin, John B. Harley, M.D., Ph.D., Laurent Le Portz and Lawrence G. Meyer—are “independent,” as such term is defined in the applicable rules of the NYSE Amex relating to the independence of directors (the “NYE Amex independence rules”).

In determining that Dr. Harley is independent, the Board of Directors considered the oral consulting agreement between Dr. Harley and ImmunoVision, Inc., the Company’s subsidiary located in Arkansas (“ImmunoVision”), pursuant to which Dr. Harley was paid $2,000 per month through July 2009, and is being paid $5,000 per month thereafter, to provide ImmunoVision with technical guidance and business assistance on an as-needed basis (in addition to the amounts he receives for his service as a member of the Board of Directors and Compensation Committee). The Board of Directors also considered the license agreement between the Company and JK Autoimmunity, Inc., a corporation of which Dr. Harley is the controlling shareholder (“JK Autoimmunity”), pursuant to which JK Autoimmunity has granted an exclusive worldwide license to the Company for certain patents, rights and technology relating to monoclonal antibodies against autoimmune RNA proteins developed by Dr. Harley in exchange for specified royalty payments, including an annual minimum royalty of $10,000 for each licensed product utilized by the Company. During 2009, the Company paid JK Autoimmunity an aggregate of $10,000 under such license.

In determining that Mr. Meyer is independent, the Board of Directors considered the fact that Mr. Meyer provides certain legal services to the Company on an as-needed basis and, during 2009, received an aggregate of $119,000 in consideration for his provision of such legal services. The Board of Directors also considered the fact that Mr. Meyer has agreed that he will continue to earn $119,000 annually from the Company for his provision of legal or other services to the Company (in addition to the amounts he receives for his service as a member of the Board of Directors and Compensation Committee).

Committees of the Board of Directors.    The Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee.    Throughout the 2009 fiscal year, the Audit Committee consisted of, and the Audit Committee currently consists of, Laurent Le Portz, Chairman, and Jerry C. Benjamin. In addition, Lawrence G. Meyer served as a member of the Audit Committee until June 15, 2009, at which time he agreed to provide legal services to the Company on an annual fee basis, as described above, and was therefore precluded from serving on the Audit Committee pursuant to applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NYSE Amex relating to the independence of directors serving on audit committees. As a “smaller reporting company,” as such term is defined under the Exchange Act, and in accordance with applicable rules and regulations of the NYSE Amex, the Company is permitted to have an audit committee consisting of just two members.

The Audit Committee met five times during the 2009 fiscal year. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and the stockholders and to report the results of its activities to the Board of Directors. The Audit Committee engages the independent auditors, approves all audit services and permitted non-audit services to be provided by the independent auditor, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors’ report and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Board of Directors has determined that Messrs. Le Portz and Benjamin are “independent,” as such term is defined in the applicable rules and regulations of the SEC and the NYSE Amex relating to directors serving on audit committees. The Board of Directors also determined that each of Messrs. Le Portz and Benjamin has the attributes, education and experience of an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. The Audit Committee charter is posted in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com.

Compensation Committee.    Throughout the 2009 fiscal year, the Compensation Committee consisted of, and the Compensation Committee currently consists of, Laurent Le Portz, Chairman, John B. Harley, M.D., Ph.D. and Lawrence G. Meyer.

The Compensation Committee met four times during the 2009 fiscal year. The Compensation Committee establishes and implements compensation policies and programs for executives of the Company, including the Named Executive Officers (as defined in the introductory paragraph to the “Summary Compensation Table” below) and recommends the compensation arrangements for executive management and directors. It also serves as the Stock Option Committee for the purpose of making grants of options under the Company’s stock option plans. As permitted by the rules of the NYSE Amex, the Compensation Committee does not operate under a written charter.

Director Nominations.    As a “controlled company,” the Board of Directors is not required to, and does not, have a nominating committee. The Board of Directors believes that it is appropriate for the Company to not have a nominating committee because Patrice R. Debregeas, Chairman of the Board of Directors, and Paul F. Kennedy, a member of the Board of Directors, collectively hold, directly or indirectly, approximately 72.4% of the issued and outstanding shares of the Company’s Common Stock and, as a result, are in a position to control the election of the Company’s directors. The Board of Directors performs the function of identifying and evaluating director nominees for the Company. The Board of Directors does not consider director nominees recommended by stockholders of the Company, other than those recommended by stockholders who also serve on the Board of Directors, including, without limitation, Messrs. Debregeas and Kennedy. While the Board of Directors has not established specific, minimum qualifications, qualities or skills that a director nominee is required to have and the Board of Directors does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board of Directors generally considers: (i) the size of the Board of Directors best suited to fulfill its responsibilities, (ii) the overall composition of the membership of the Board of Directors to ensure that the Board of Directors has the requisite expertise and consists of persons with sufficiently diverse backgrounds and (iii) the reputation, independence, integrity, education, and business, strategic and financial skills of director nominees. Both of the nominees for election as a director named in this Proxy Statement were unanimously recommended by the full Board of Directors for submission to the stockholders of the Company as the Board of Directors’ nominees.

Leadership Structure.    Since January 2009, Patrice R. Debregeas has served as the Chairman of the Board of Directors of the Company, while Charles R. Struby, Ph.D. has served as the Company’s Chief Executive Officer and President. The Board of Directors believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. Accordingly, while in the past the Company has combined the Chairman and Chief Executive Officer positions, at this time, given the composition of the Board of Directors, the effective interaction between Mr. Debregeas, as Chairman of the Board of Directors, and Dr. Struby, as Chief Executive Officer and President, and the current adverse economic environment and challenges faced by the Company, the Board of Directors believes that separating the Chairman and Chief Executive Officer positions provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance.

Risk Oversight.    The Board of Directors is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board of Directors has allocated some areas of focus to its committees and has retained other areas of focus for itself. Pursuant to its charter, the Audit Committee is responsible for reviewing the adequacy and appropriateness of the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them. The Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies. Finally, the Board of Directors as a whole has oversight responsibility for the Company’s strategic and operational risks. Further, throughout the year, the Board of Directors reviews, considers and discusses with management the risks that may be material to the Company, including those disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful Board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks. While the Board of Directors recognizes that the risks which the Company faces are not static, and that it is not possible to mitigate all risk and uncertainty all of the time, the Board of Directors believes that the Company’s systematic and proactive approach to risk management provides the Board of Directors with the proper foundation and oversight perspective with respect to management of the material risks facing the Company.

Stockholder Communications with the Board of Directors.    The Board of Directors has provided a process for stockholders of the Company to send communications to the Board of Directors or to a particular director. Any stockholder who wishes to communicate with the Board of Directors or any particular director may do so by sending all such communications in writing, via United States mail, postage prepaid, to: Secretary, IVAX Diagnostics, Inc., 2140 North Miami Avenue, Miami, Florida 33127. Each stockholder writing should include a statement indicating that the sender is a stockholder of the Company and should specify whether the communication is directed to the full Board of Directors or to a particular director. Company personnel will review all properly sent stockholder communications and will forward the communication to the director or directors to whom it is intended, attempt to handle the inquiry directly if it relates to a routine or ministerial matter or not forward the communication if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

Code of Conduct and Ethics.    The Board of Directors has adopted a Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, and a code of ethics, also known as a Senior Financial Officer Code of Ethics, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct and Ethics and the Senior Financial Officer Code of Ethics are posted in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com. If the Company makes an amendment to, or grants a waiver with respect to, any provision of the Senior Financial Officer Code of Ethics, then the Company intends to disclose the nature of such amendment or waiver by posting it in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com or by other appropriate means as required or permitted under the applicable rules and regulations of the SEC and the NYSE Amex.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities with the SEC and the NYSE Amex. The Company’s directors, executive officers and 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them for the fiscal year ended December 31, 2009.

PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

The Company’s Bylaws provide that the Board of Directors shall consist of no less than one director. The Board of Directors currently consists of six directors divided into three classes, each of which has a three-year term, which terms expire in annual succession. A total of two directors will be elected at the Annual Meeting, both of whom will be elected for a term expiring in 2013. Patrice R. Debregeas and Paul F. Kennedy, who collectively hold, directly or indirectly, approximately 72.4% of the issued and outstanding shares of the Company’s Common Stock, have advised the Company that they will vote all shares of the Company’s Common Stock held by them in favor of both of the nominees. If either nominee is unable to serve, which the Board of Directors has no reason to expect, Messrs. Debregeas and Kennedy have advised the Company that they will vote all shares of the Company’s Common Stock held by them for the other named nominee and for the person, if any, who is designated by the Board of Directors to replace such nominee. Accordingly, election of both of the nominees nominated by the Board of Directors is assured.

The following table sets forth the names and ages of the director nominees and the years during which their terms of office will expire if their election to the Board is approved at the Annual Meeting. Both of the director nominees currently serve as directors of the Company and have been nominated for re-election at the Annual Meeting.

Name	Age	Term of Office
Laurent Le Portz	43	2013
Lawrence G. Meyer	69	2013

The following list contains certain additional information with respect to each of the director nominees, including his principal occupation or employment for at least the previous five years and his specific experience, qualifications, attributes and/or skills which, in the opinion of the Board of Directors, qualifies him to serve as a director and are likely to enhance the Board of Directors’ ability to manage and direct the Company’s business and affairs.

Laurent Le Portz has served as a director of the Company since September 2008. Since November 2009, Mr. Le Portz has been a Partner of Alma Partners, a company specializing in equity investments in distressed companies for turnaround situations. Since November 2008, Mr. Le Portz has been a Partner of ArMen Capital Management, an investment management company focused on investments in public and private securities and advising companies on financing and structuring issues. From 2007 through October 2008, Mr. Le Portz served as a Director of Fin’active, an investment management company focused on making controlling investments in diverse industries with an aim towards balance sheet rejuvenation, operational restricting and strategic refocus. Prior to that time, Mr. Le Portz served as Chief Executive Officer of Ethypharm North America, the North American operating subsidiary of Ethypharm SA, as well as Chief Financial Officer of Mojave Therapeutics, a biotechnology company which specialized in the development of off-the-shelf products for the treatment of cancer and viral diseases. Mr. Le Portz received an M.B.A. from Harvard Business School and an M.S. in Mathematics from Ecole Polytechnique in France. With vast experience in investment management on a global basis and an established track record of success, the Board of Directors believes that Mr. Le Portz adds valuable expertise and insight to the Board. In addition, Mr. Le Portz’ strong finance and strategic background makes him a valuable asset to the Board of Directors and the Audit Committee.

Lawrence G. Meyer has served as a director of the Company since October 2008. Mr. Meyer has been a practicing attorney for over 35 years and is currently the owner of The Law Offices of Lawrence G. Meyer. Prior to opening his own law offices, Mr. Meyer was a partner at Gadsby Hannah LLP, Arent Fox LLP and Patton Boggs LLP. Prior to entering the private practice of law, Mr. Meyer was the Director of the Office of Policy Planning and Evaluation of the Federal Trade Commission, had served as legislative assistant and legal counsel to U.S. Senator Robert P. Griffin and was an attorney with the U.S. Department of Justice. He has served as a director of the Hockey Hall of Fame in Toronto, Canada and small development pharmaceutical firms. The Board of Directors believes that Mr. Meyer brings a compelling set of attributes that enhance the diversity and composition of the Board and provide him with a unique perspective with respect to the Company’s business and affairs. In addition, Mr. Meyer’s experience as a practicing attorney provides the Board of Directors with a valuable resource when certain events which require legal attention or expertise arise and his previous service as a director of a number of development pharmaceutical firms allows him to contribute valuable insight to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” BOTH OF THE NOMINEES FOR DIRECTOR

Directors Continuing in Office

The following table sets forth the names and ages of the directors continuing in office and the years during which their terms of office will expire.

Name	Age	Term of Office
Patrice R. Debregeas	66	2012
Jerry C. Benjamin	69	2012
Paul F. Kennedy	65	2011
John B. Harley, M.D., Ph.D.	60	2011

The following list contains certain additional information with respect to each of the directors continuing in office, including his principal occupation or employment for at least the previous five years and his specific experience, qualifications, attributes and/or skills which, in the opinion of the Board of Directors, qualifies him to serve as a director and are likely to enhance the Board of Directors’ ability to manage and direct the Company’s business and affairs.

Patrice R. Debregeas has served as Chairman of the Board of Directors of the Company since January 2009 and as a director of the Company since September 2008. Mr. Debregeas served as the Vice Chairman of the Board of Directors of the Company from September 2008 to January 2009. Mr. Debregeas has served as President of Debregeas & Associes Pharma SAS, a company specializing in drug development located in Paris, France, since 2006. From 1977 through 2005, Mr. Debregeas served as Chief Executive Officer and President of Ethypharm SA, a company co-founded by Mr. Debregeas which is a leader in the field of drug delivery in Europe. As a successful entrepreneur with over 40 years of experience in leading companies within the life sciences industry, the Board of Directors believes that Mr. Debregeas brings strategic insight and leadership and a wealth of knowledge regarding the life sciences industry to the Board. The Board of Directors also believes that Mr. Debregeas’ global experience contributes greatly to the Board’s composition and may prove to be a valuable resource with respect to the Company’s goal to increase its presence in key countries in Europe, among other regions.

Jerry C. Benjamin has served as a director of the Company since October 2008. From 1985 to 2008, Mr. Benjamin was a General Partner of Advent Venture Partners, a venture capital management firm located in London which focuses on venture and growth investment in the life sciences and technology industries. Since 2008, Mr. Benjamin has been serving as Senior Advisor to Advent Venture Partners. Mr. Benjamin serves on the boards of directors of Orthofix International N.V., a multinational corporation principally involved in the design, development, manufacture, marketing and distribution of medical devices, principally for the orthopedic products market, and Micromet, Inc., a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Mr. Benjamin has served on the boards of directors of over 35 public and private companies within the life sciences industry. The Board of Directors believes that Mr. Benjamin brings to the Board key insights gained through his vast experience as a director of companies within the life sciences industry and that, as an established officer of a venture capital management firm focused on the life sciences and technology industries, Mr. Benjamin brings strategic insight to the Board with respect to the Company’s business as well as emerging technologies and business models. Through these experiences, Mr. Benjamin has also developed a keen appreciation for audit and financial control related issues and, therefore, is a valuable asset to the Audit Committee.

Paul F. Kennedy has served as a director of the Company since September 2008. From September 2008 to January 2009, Mr. Kennedy served as the Chairman of the Board of Directors of the Company and as Chief Executive Officer and President of the Company. Mr. Kennedy has more than 30 years of senior executive experience in the life sciences industry. Most recently, Mr. Kennedy served as President of International Operations of Cozart plc, a medical diagnostics company specializing in drugs-of-abuse testing in the U.K. and Europe, from 2004 through 2007, and as Executive Director of Cozart from 2005 through 2007. Prior to joining Cozart, Mr. Kennedy worked as an independent consultant primarily in merger and acquisition activity in the healthcare industry from 1999 through 2004. In addition, from 1979 through 1994, Mr. Kennedy served as Chief Executive Officer and President of Novo Nordisk France, a French subsidiary of the world’s leading pharmaceutical company in the insulin market. The Board of Directors believes that Mr. Kennedy’s history as a strong operating executive with a strategic background and his operational experience in the life sciences industry contribute valuable insight to the Board. The Board of Directors also believes that Mr. Kennedy’s insights and experience as a senior executive of complex multinational life sciences companies, such as Cozart and Novo Nordisk France, will be valuable in helping to guide the Company in the years ahead.

Dr. John B. Harley has served as a director of the Company since the Company’s merger with the pre-merger IVAX Diagnostics in 2001. He has held various positions at the University of Oklahoma Health Sciences Center since 1982. In the Department of Medicine, his positions include Chief of Rheumatology, Allergy and Immunology Section (1999 to present), James R. McEldowney Chair in Immunology and Professor of Medicine (1992 to 2007), Vice Chair for Research (2000 to 2004), George Lynn Cross Research Professor (1999 to present), Associate Professor (1986 to 1992) and Assistant Professor (1982 to 1986). Since 1996, Dr. Harley has been an Adjunct Professor in the Department of Pathology. In the Department of Microbiology, Dr. Harley has served as Adjunct Professor (1992 to present), Adjunct Associate Professor (1988 to 1992) and Adjunct Assistant Professor (1983 to 1988). Since 1982, Dr. Harley has also been associated with the Oklahoma Medical Research Foundation’s Arthritis and Immunology Program as Program Head (1999 to present), Member (1998 to present), Associate Member (1989 to present), Affiliated Associate Member (1986 to 1989) and Affiliated Assistant Member (1982 to 1986). Dr. Harley has also served as a Staff Physician (1982, 1984 to 1987 and 1992 to present) and a Clinical Investigator (1987 to 1992), Immunology Section, Medical Service at the Veterans Affairs Medical Center, Oklahoma City, Oklahoma. In 1981 and 1982, Dr. Harley was a Postdoctoral Fellow in Rheumatology with the Arthritis Branch of the National Institute of Arthritis, Diabetes and Digestive and Kidney Diseases, National Institute of Health, Bethesda, Maryland. He was also a Clinical Associate at the Laboratory of Immunoregulation, National Institute of Allergy and Infectious Diseases, National Institutes of Health, Bethesda, Maryland from 1979 to 1982. Dr. Harley is a member of the board of directors of JK Autoimmunity, as well as the Secretary and Treasurer and a member of the boards of directors of Dynamic Ventures, Inc. and VRB Associates, Inc. As the longest tenured member of the Board of Directors, Dr. Harley brings an unparalleled depth of experience in the medical diagnostics sector combined with an intimate knowledge of the Company’s operational, financial and strategic development. In addition, the Board of Directors believes that Dr. Harley’s strong academic background and medical research history, particularly within the medical diagnostics field, further contributes to the strategic composition of the Board.

Identification of Executive Officers

The following individuals are executive officers of the Company.

Name	Age	Position
Charles R. Struby, Ph.D.	60	Chief Executive Officer and President
Kevin D. Clark	47	Chief Operating Officer
Steven E. Lufkin	47	General Manager
Arthur R. Levine	52	Vice President—Finance

All officers serve until they resign or are replaced or removed at the pleasure of the Board of Directors. The following additional information is provided for the executive officers of the Company.

Dr. Charles R. Struby was appointed Chief Executive Officer and President of the Company in January 2009. Dr. Struby has over 25 years of senior executive experience in the life sciences industry. Most recently, Dr. Struby served as Senior Director of Business Development of The Medicines Company, a NASDAQ-listed acute-care pharmaceutical company, from 2006 through 2008. From 2005 through 2006, Dr. Struby served as General Manager of Kansas City Operations of Harte-Hanks, Inc., a worldwide direct and targeted marketing company, and as Vice President of The Mattson Jack Group, Inc., a consulting firm focused on the pharmaceutical and biotech industries. From 1982 through 2004, Dr. Struby served Sanofi-Aventis Pharmaceuticals, Inc. (and its legacy companies), a leading global pharmaceutical company, in a variety of senior executive positions, including various director and vice president positions. Prior to that time, Dr. Struby practiced as a Certified Public Accountant. Dr. Struby earned his B.S. in Business from Kansas State University, his M.S. in Accounting from Louisiana State University and his Ph.D. in Pharmaceutical Sciences from the University of Missouri at Kansas City.

Kevin D. Clark has served as Chief Operating Officer of the Company since September 2007 and as Chief Operating Officer of ImmunoVision since 1987. Mr. Clark served as acting Chief Executive Officer of the Company from January 2008 to September 2008. He also served as President of ImmunoVision from 1987 through 1995. Mr. Clark was a founding member of the Arkansas Biotech Association and, from 1995 through 2004, served as its Executive Vice President, and in 2002, served as its President. Since 2003, Mr. Clark has served as a member of the Executive Committee of the University of Arkansas Technology Development Foundation, a non-profit foundation for the commercialization of technology developed at the University of Arkansas in Fayetteville. From 2000 to 2003, Mr. Clark was a member of the Advisory Board of Arkansas BioVentures, a state and federally funded incubator program for biotechnology.

Steven E. Lufkin was appointed General Manager of the Company in January 2010. Prior to joining the Company, Mr. Lufkin served as Chief Executive Officer of DxTech, LLC, a multi-national early stage medical diagnostics company, which Mr. Lufkin founded in 2005. During his time with DxTech, Mr. Lufkin was responsible for all aspects of DxTech’s business, related joint ventures, organizational development, technology partnerships and original fund raising, and he transitioned the company from its original investors to ownership by a $2 billion hedge fund. Among his other accomplishments at DxTech, was the establishment of global joint ventures and partnerships that resulted in technology acquisitions, research partnerships and new commercial channels. From 2000 to 2005, Mr. Lufkin served as President of MRI Ventures, a wholly owned subsidiary of Midwest Research Institute, where he directed technology and strategic business development efforts, focused on the development and execution of growth strategies, and significantly increased research operations. He began his career at Aventis Pharmaceuticals and its predecessor companies in several capacities, including product manager, manager of business information, sales management and field sales representative. During December 2009, DxTech filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code. DxTech made such filing with the consent of DxTech Holdings, the controlling member of DxTech and a wholly-owned subsidiary of an affiliate of the Laurus family of funds, and in alignment with the wrap-up on the applicable Laurus fund.

Arthur R. Levine was appointed Vice President—Finance of the Company in April 2010. Prior to joining the Company, Mr. Levine was employed by Airspan Networks Inc., a publicly-traded vendor of wireless products and solutions, where he served as Vice President—Finance and Controller from January 2006 through September 2009 after previously serving as Director of Finance beginning in October 2005. From 2003 through 2005, Mr. Levine served as Director of Finance of DentaQuest Ventures, Inc., a privately-held third party administrator and insurer of dental benefits. From 1995 through 2003, Mr. Levine was employed by Scitex Corporation Ltd., a publicly-traded manufacturer of digital printing equipment, where he served in a number of financial roles, including Vice President and Corporate Controller. Mr. Levine worked at Ernst & Young LLP from 1984 through 1995. He received a B.S. from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Certain Relationships and Related Transactions

Controlling Stockholder. On September 2, 2008, a group comprised of Debregeas & Associes Pharma SAS, a company wholly-owned by Patrice R. Debregeas and members of his family, Paul F. Kennedy and Umbria LLC, a company wholly-owned by Mr. Kennedy, together purchased from Teva Pharmaceutical Industries Limited (“Teva”) all of the approximately 72.3% of the issued and outstanding shares of the Company’s Common Stock then-owned by Teva, indirectly through its wholly-owned IVAX Corporation (“IVAX”) subsidiary, for an aggregate purchase price of $14,000,000, or $0.70 per share. Currently, Messrs. Debregeas and Kennedy collectively hold, directly or indirectly, approximately 72.4% of the issued and outstanding shares of the Company’s Common Stock.

Certain Relationships and Related Transactions. In connection with the Company’s merger with the pre-merger IVAX Diagnostics in 2001, the Company entered into a shared services agreement with IVAX pursuant to which IVAX would continue to provide administrative and management services previously provided by IVAX to the pre-merger IVAX Diagnostics prior to the merger at IVAX’ cost plus 15% for a period of three months. These services may include payroll, including printing paychecks and making associated tax filings; treasury, including cash management services such as disbursements, receipts, banking and investing; insurance, including procuring and administering policies; human resources, including administering employee benefits and plans; financial reporting, including public reports; income taxes; and information systems, including network and website hosting, phone and data systems, software licenses and information systems support. The Company no longer receives administrative and management services from IVAX.

In connection with the Company’s merger with the pre-merger IVAX Diagnostics in 2001, the Company entered into a use of name license agreement with IVAX that grants the Company a non-exclusive, royalty free license to use the name “IVAX.” IVAX may terminate the license upon 90 days’ written notice. Upon termination of the license agreement, the Company must take all steps reasonably necessary to change its name as soon as practicable. If IVAX abandons its use of the name, IVAX must transfer all rights to the name to the Company. The termination of this license agreement by IVAX could have a material adverse affect on the Company and its ability to market its products.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth certain summary information concerning compensation which, during the fiscal years ended December 31, 2009 and 2008, the Company paid or accrued to or on behalf of each individual serving or acting as the Company’s principal executive officer during the fiscal year ended December 31, 2009, and each of the two most highly compensated executive officers (other than the aforementioned individuals) serving as executive officers of the Company at the end of the year ended December 31, 2009 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Charles R. Struby, Ph.D.,(1) Chief Executive Officer	2009	$234,932	$25,000	—	$30,000	—	—	—		$289,932
	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Paul F. Kennedy,(2) Former Chief Executive Officer	2009	—	—	—	—	—	—	—		—
	2008	$83,334	—	—	—	—	—	$16,666		$100,000

Kevin D. Clark,(3) Chief Operating Officer and Former Acting Chief Executive Officer	2009	$227,000	—	—	—	—	—	$35,796	(6)	$262,796
	2008	$227,000	—	—	$48,200	$146,833	—	—		$422,033

Mark S. Deutsch,(7) Former Chief Financial Officer	2009	$159,075	—	—	—	—	—	$21,108	(6)	$180,183
	2008	$151,500	—	—	$48,200	$109,083	—	—		$308,783

(1)	Dr. Struby was appointed Chief Executive Officer and President of the Company on January 23, 2009. Prior to that date, Dr. Struby was not employed by the Company and, accordingly, he did not receive any compensation from the Company during the year ended December 31, 2008. On March 27, 2009, Dr. Struby entered into an employment agreement with the Company, the terms of which are described under “Potential Payments upon Termination or Change-in-Control” below.
(2)

Mr. Kennedy served as Chief Executive Officer, President and Chairman of the Board of Directors of the Company from September 23, 2008 until his resignation from such positions on January 23, 2009. Other than during that four-month period, Mr. Kennedy has not been employed by the Company. Accordingly, pursuant to the rules and regulations of the SEC, the compensation information set forth with respect to Mr. Kennedy includes only compensation paid or accrued by the Company to or on behalf of Mr. Kennedy for his services during that four-month period. In connection with his resignation as Chief Executive Officer, President and Chairman of the Board of Directors of the Company, the Company and Mr. Kennedy entered into a separation agreement and release on March 27, 2009, pursuant to which the Company agreed to pay Mr. Kennedy a one time lump-sum payment of $100,000, $83,334 of which relates to base salary compensation for Mr. Kennedy’s services during the four-month period and the remaining $16,666 of which is consideration for Mr. Kennedy’s execution of the separation agreement and release. Because the Company accrued the entire amount of such payment during the year ended December 31, 2008, in accordance with the rules and regulations of the SEC, all $100,000 of such payment is reported in the table above as compensation paid to Mr. Kennedy during the year ended December 31, 2008, notwithstanding the fact that a portion of such amount was related to his service as Chief Executive Officer, President and Chairman of the Board of Directors of the Company from January 1, 2009 through January 23, 2009. The terms of Mr. Kennedy’s separation agreement and release with the Company are described in further detail below under “Potential Payments upon Termination or Change-in-Control.” Mr. Kennedy continues to serve as a member of the Company’s Board of Directors. During 2009, Mr. Kennedy was paid an annual cash retainer of $20,000 for his service on the Board of Directors. As such payment was made to Mr. Kennedy in consideration for his services as a director of the Company and not as an officer or employee of the Company, such amount is not included in the table above but rather is included in the “Director Compensation—2009” table below.

(3)	Throughout the fiscal years ended December 31, 2008 and 2009, Mr. Clark served as, and Mr. Clark continues to serve as, Chief Operating Officer of the Company and Chief Operating Officer of ImmunoVision. In addition, Mr. Clark served as acting Chief Executive Officer of the Company from January 10, 2008 through September 22, 2008. Accordingly, pursuant to the rules and regulations of the SEC, the compensation information set forth with respect to Mr. Clark includes (a) for the period from January 1, 2008 through January 9, 2008 and the period from September 23, 2008 through December 31, 2009, compensation paid or accrued by the Company to or on behalf of Mr. Clark for his services as Chief Operating Officer of the Company and as Chief Operating Officer of ImmunoVision and (b) for the period from January 10, 2008 through September 22, 2008, compensation paid or accrued by the Company to or on behalf of Mr. Clark for his services as acting Chief Executive Officer of the Company, Chief Operating Officer of the Company and Chief Operating Officer of ImmunoVision. On March 27, 2009, Mr. Clark entered into an employment agreement with the Company, the terms of which are described under “Potential Payments upon Termination or Change-in-Control” below.
(4)	On December 16, 2009, the SEC amended certain of its executive compensation and corporate governance disclosure rules. In relevant part, the amendment requires disclosure of the aggregate grant date fair value of option awards calculated in accordance with Codification Topic 718, Compensation—Stock Compensation, rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. In accordance with the amendment, this table includes the aggregate grant date fair value of option awards granted during the year ended December 31, 2009, as well as of option awards granted during the year ended December 31, 2008 (which, as required by the amendment, have been adjusted from previously reported amounts). Assumptions used in the calculation of these amounts are included in Note 10, Shareholders’ Equity, to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(5)	The amounts for 2008 are comprised of payments made under a retention bonus plan to Mr. Clark in the amount of $113,500 and Mr. Deutsch in the amount of $75,750 in connection with the September 2, 2008 acquisition by Patrice R. Debregeas and Paul F. Kennedy and their affiliates of approximately 72.3% of the issued and outstanding shares of the Company’s Common Stock from Teva, as well as a $33,333 payment made to each of Messrs. Clark and Deutsch under the Company’s executive officer incentive plan for the year ended December 31, 2008 upon the achievement of pre-established operating income goals. The Company did not adopt an executive officer incentive plan or similar plan for the year ended December 31, 2009.
(6)	The amounts for 2009 are comprised of payments made to Messrs. Clark and Deutsch for unused, accumulated vacation days for which they had not been previously compensated for years prior to and including 2009.
(7)	On May 3, 2010, the Company and Mr. Deutsch entered into a letter agreement pursuant to which Mr. Deutsch’s employment with the Company ceased, effective May 21, 2010. The letter agreement between the Company and Mr. Deutsch is described below under “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End—2009

The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Charles R. Struby, Ph.D.	100,000	—		—	$0.37	3/26/19
Paul F. Kennedy	—	—		—	—	—
Kevin D. Clark	50,000	—		—	$0.65	9/22/18
	—	50,000	(1)	—	$1.20	9/22/18
Mark S. Deutsch	5,116	—		—	$7.12	3/17/11
	10,000	—		—	$4.35	7/13/15
	50,000	—		—	$0.65	9/22/18
	—	50,000	(1)	—	$1.20	9/22/18

(1)	These options vested on March 23, 2010, but they are included as unexercisable options because they were not exercisable as of December 31, 2009. As a result of their vesting on March 23, 2010, these options are currently exercisable.

Potential Payments upon Termination or Change-in-Control

On March 27, 2009, the Company entered into an employment agreement with Charles R. Struby, Ph.D., Chief Executive Officer and President of the Company. Dr. Struby’s employment agreement has an initial term of three years and will automatically renew for successive one year periods unless either Dr. Struby or the Company exercises the option to allow the employment agreement to expire at the end of the then-current term. Under the employment agreement, Dr. Struby will be paid an initial annual base salary of $250,000, and the Company will review Dr. Struby’s base salary at least annually. Dr. Struby’s current annual base salary is $250,000. In addition, under the terms and condition of the employment agreement, Dr. Struby received a signing bonus of $25,000 and options to purchase 100,000 shares of the Company’s Common Stock under the Company’s 1999 Performance Equity Plan at an exercise price of $0.37 per share, which equaled the closing price of the Company’s Common Stock on the NYSE Amex on March 27, 2009. These options fully vested as of March 27, 2009 and will expire on March 26, 2019. The employment agreement also provides that Dr. Struby will be eligible to receive, among other things, an annual cash bonus upon the achievement of financial performance targets under any annual cash incentive program in effect from time to time or otherwise in the discretion of the Board of Directors or the Compensation Committee. Dr. Struby did not receive an annual cash bonus for his services as Chief Executive Officer and President during 2009. In addition, under the employment agreement, the Company is required to reimburse Dr. Struby for certain enumerated expenses related to the relocation of his primary residence to Palm Beach, Broward, Miami-Dade or Monroe County, Florida, up to an aggregate of $100,000, and the Company is required to reimburse him for other business expenses in accordance with the Company’s policies and procedures for expense reimbursement. Upon the termination of the employment agreement by the Company with “Cause” (as defined in the employment agreement) or upon Dr. Struby’s resignation other than for “Good Reason” (as defined in the employment agreement), Dr. Struby will be entitled to receive all base salary compensation which has been fully earned but has not yet been paid to him, and all of Dr. Struby’s unvested equity-based awards will be forfeited. Upon the expiration of the employment agreement as a result of either the Company’s or Dr. Struby’s election to allow the employment agreement to expire at the end of the then-current term, Dr. Struby will be entitled to receive or be reimbursed for, as the case may be, all base salary and annual cash bonus compensation which has been fully earned but has not yet been paid to him and all relocation and business expenses incurred by him which has not yet been reimbursed (such compensation, collectively, the “Struby Accrued Compensation”). Upon the termination of the employment agreement by the Company without “Cause” or as a result of Dr. Struby’s “Disability” (as defined in the employment agreement) or death, or upon Dr. Struby’s resignation for “Good Reason,” including, without limitation, as a result of a “Change in Control” (as defined in the employment agreement) during the initial three-year term of the employment agreement, Dr. Struby or his estate, as the case may be, will be entitled to receive the Struby Accrued Compensation and a one-time lump sum payment in an amount equal to Dr. Struby’s then-current base salary. In addition, in the event the Company terminates the employment agreement without “Cause,” the employment agreement is terminated as a result of Dr. Struby’s “Disability” or Dr. Struby resigns for “Good Reason,” including, without limitation, as a result of a “Change in Control” during the initial three-year term of the employment agreement, the Company, at its sole expense, will maintain in full force and effect for a period of twelve months for the continued benefit of Dr. Struby and his spouse and dependents all welfare benefit plans and programs, including, without limitation, medical, dental, disability and accidental death and dismemberment plans and programs, in which Dr. Struby or his spouse or dependents were participating, and the Company, at its sole expense, will continue Dr. Struby’s and his spouse’s and dependents’ medical coverage for a period ending upon the earlier of the one year anniversary of the termination of the employment agreement and such time as Dr. Struby becomes covered by another employer group health plan or by Medicare. The employment agreement also includes non-disclosure, non-solicitation, anti-raiding and non-disparagement covenants by Dr. Struby.

On March 27, 2009, the Company entered into an employment agreement with Kevin D. Clark, Chief Operating Officer of the Company. The employment agreement has an initial term of three years and will automatically renew for successive one year periods unless either Mr. Clark or the Company exercises the option to allow the employment agreement to expire at the end of the then-current term. Under the employment agreement, Mr. Clark will be paid an initial annual base salary of $227,000, and the Company will review Mr. Clark’s base salary at least annually. Mr. Clark’s current annual base salary is $227,000. The employment agreement also provides that Mr. Clark will be eligible to receive, among other things, equity compensation under the Company’s equity compensation plans and an annual cash bonus upon the achievement of financial performance targets under any annual cash incentive program in effect from time to time or otherwise in the discretion of the Board of Directors or the Compensation Committee. Mr. Clark did not receive an annual cash bonus for his services as Chief Operating Officer during 2009. In addition, under the employment agreement, the Company is required to reimburse Mr. Clark for business expenses incurred by him in accordance with the Company’s policies and procedures for expense reimbursement. Upon the termination of the employment agreement by the Company with “Cause” (as defined in the employment agreement) or upon Mr. Clark’s resignation other than for “Good Reason” (as defined in the employment agreement), Mr. Clark will be entitled to receive all base salary compensation which has been fully earned but has not yet been paid to him, and all of Mr. Clark’s unvested equity-based awards will be forfeited. Upon the expiration of the employment agreement as a result of either the Company’s or Mr. Clark’s election to allow the employment agreement to expire at the end of the then-current term, Mr. Clark will be entitled to receive or be reimbursed for, as the case may be, all base salary and annual cash bonus compensation which has been fully earned but has not yet been paid to him and all business expenses incurred by him which has not yet been reimbursed (such compensation, collectively, the “Clark Accrued Compensation”). Upon the termination of the employment agreement by the Company without “Cause” or as a result of Mr. Clark’s “Disability” (as defined in the employment agreement) or death, or upon Mr. Clark’s resignation for “Good Reason,” including, without limitation, as a result of a “Change in Control” (as defined in the employment agreement) during the initial three-year term of the employment agreement, Mr. Clark or his estate, as the case may be, will be entitled to receive the Clark Accrued Compensation and a one-time lump sum payment in an amount equal to Mr. Clark’s then-current base salary. In addition, in the event the Company terminates the employment agreement without “Cause,” the employment agreement is terminated as a result of Mr. Clark’s “Disability” or Mr. Clark resigns for “Good Reason,” including, without limitation, as a result of a “Change in Control” during the initial three-year term of the employment agreement, the Company, at its sole expense, will maintain in full force and effect for the continued benefit of Mr. Clark and his spouse and dependents for a period of twelve months all welfare benefit plans and programs, including, without limitation, medical, dental, disability and accidental death and dismemberment plans and programs, in which Mr. Clark or his spouse or dependents were participating, and the Company, at its sole expense, will continue Mr. Clark’s and his spouse’s and dependents’ medical coverage for a period ending upon the earlier of the one year anniversary of the termination of the employment agreement and such time as Mr. Clark becomes covered by another employer group health plan or by Medicare. The employment agreement also includes non-disclosure, non-solicitation, anti-raiding and non-disparagement covenants by Mr. Clark.

In connection with Paul F. Kennedy’s resignation as Chief Executive Officer, President and Chairman of the Board of Directors of the Company on January 23, 2009, the Company and Mr. Kennedy entered into a separation agreement and release on March 27, 2009, pursuant to which the Company paid Mr. Kennedy a one time lump-sum payment of $100,000, $83,334 of which related to base salary compensation for Mr. Kennedy’s services as Chief Executive Officer, President and Chairman of the Board of Directors of the Company during the four-month period commencing on September 23, 2008, the date on which he was appointed to such positions, and ending on January 23, 2009, the date on which he resigned from such positions, and the remaining $16,666 of which was consideration for Mr. Kennedy’s execution of the separation agreement and general release. The Company’s obligation to make such one time lump-sum payment to Mr. Kennedy was conditioned upon, among other things, Mr. Kennedy selling at least 1.5 million shares of the Company’s Common Stock to Patrice R. Debregeas and/or Mr. Debregeas’ affiliates. In addition to the $100,000 one time lump-sum payment, under the terms and conditions of the separation agreement and release, the Company also reimbursed Mr. Kennedy for approximately $22,000 of expenses incurred by Mr. Kennedy in connection with his service as Chief Executive Officer, President and Chairman of the Board of Directors. The separation agreement and release also contains a mutual release by and between the Company and Mr. Kennedy. The separation agreement and release has no impact on Mr. Kennedy’s service as a member of the Company’s Board of Directors.

On May 3, 2010, the Company and Mark S. Deutsch, the Company’s then-serving Chief Financial Officer, entered into a letter agreement pursuant to which Mr. Deutsch’s employment with the Company ceased, effective May 21, 2010. Under the terms and conditions of the letter agreement, the Company agreed to pay Mr. Deutsch a separation payment in an amount equal to his then-current annual base salary. This separation payment will be paid in regular bi-weekly installments until September 22, 2010, at which time the remaining amount of the separation payment will be paid to Mr. Deutsch in one lump-sum payment. The letter agreement further provides that all options to purchase shares of the Company’s Common Stock previously granted to, and currently held by, Mr. Deutsch will remain in full force and effect until the earlier of their exercise in full or their respective expiration dates, notwithstanding any contrary provisions contained in the Company’s equity incentive plans pursuant to which such options were granted or agreements between the Company and Mr. Deutsch with respect to such options. In addition, the Company has agreed to pay for Mr. Deutsch’s health insurance under COBRA until May 21, 2011. The letter agreement also includes a release by Mr. Deutsch in favor of the Company, as well as a non-disparagement covenant by Mr. Deutsch.

Compensation of Directors

The Compensation Committee recommends director compensation to the Board of Directors, and the Board of Directors approves director compensation, based on factors it considers appropriate, market conditions and trends and the recommendations of management.

In accordance with the Company’s practice of compensating directors who are deemed to be “independent” under the NYSE Amex rules relating to the independence of directors for their service on the Board of Directors, Audit Committee and Compensation Committee, on June 15, 2009, (i) each of the Company’s directors who was deemed to be “independent” under the NYSE Amex rules relating to the independence of directors was granted, in consideration for his service on the Board of Directors, an annual cash retainer of $20,000, payable in four equal quarterly installments, (ii) each member of the Audit Committee was granted, in consideration for his service on such committee, an annual cash retainer of $7,500, payable in four equal quarterly installments, (iii) each member of the Compensation Committee was granted, in consideration for his service on such committee, an annual cash retainer of $5,000, payable in four equal quarterly installments, and (iv) each of the Company’s directors who was deemed to be “independent” under the NYSE Amex rules relating to the independence of directors was awarded a grant of options to purchase 25,000 shares of the Company’s Common Stock under the Company’s 2009 Equity Incentive Plan with an exercise price of $0.47 per share, which was the closing price of the Company’s Common Stock on the NYSE Amex on the grant date, and which fully vested immediately upon grant.

Historically, directors who were not deemed to be “independent” under the NYSE Amex rules relating to the independence of directors, including directors who were employed by the Company, Teva Pharmaceutical Industries Limited or Teva North America, did not receive any compensation for their service on the Board of Directors, Audit Committee or Compensation Committee. On January 23, 2009, however, the Compensation Committee recommended, and the Board of Directors approved, an annual cash retainer of $20,000 to be paid in four equal quarterly installments to each of Patrice R. Debregeas and Paul F. Kennedy, neither of whom were at that time nor are currently employed by the Company, for their service on the Board, notwithstanding the fact that neither Mr. Debregeas nor Mr. Kennedy is an “independent” director under the NYSE Amex rules relating to the independence of directors.

Director Compensation—2009

The following table sets forth certain information regarding the compensation paid to the Company’s directors for their service during the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Jerry C. Benjamin	$27,500	—	$9,500	—	—	—		$37,000
Patrice R. Debregeas	$20,000	—	—	—	—	—		$20,000
John B. Harley, M.D., Ph.D.	$25,000	—	$9,500	—	—	$39,000	(2)	$73,500
Paul F. Kennedy	$20,000	—	—	—	—	—		$20,000
Laurent Le Portz	$32,500	—	$9,500	—	—	—		$42,000
Lawrence G. Meyer	$28,750	—	$9,500	—	—	$119,000	(3)	$157,250

(1)	Represents the aggregate grant date fair value of option awards calculated in accordance with Codification Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 10, Shareholders’ Equity, to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The table below sets forth, as of December 31, 2009, the aggregate number of stock options held by each of the Company’s directors:

Name	Stock Options
Jerry C. Benjamin	50,000
Patrice R. Debregeas	—
John B. Harley, M.D., Ph.D.	140,000
Paul F. Kennedy	—
Laurent Le Portz	50,000
Lawrence G. Meyer	50,000

(2)	Represents the aggregate dollar amount earned by Dr. Harley during 2009 under that certain oral consulting agreement between Dr. Harley and ImmunoVision, pursuant to which Dr. Harley was paid $2,000 per month through July 2009, and is being paid $5,000 per month thereafter, to provide ImmunoVision with technical guidance and business assistance on an as-needed basis.
(3)	Represents the aggregate dollar amount earned by Mr. Meyer during 2009 in consideration for his provision of certain legal services which he provided to the Company during the year on an as-needed basis.

AUDIT COMMITTEE REPORT

Throughout the 2009 fiscal year, the Audit Committee consisted of, and the Audit Committee currently consists of, Laurent Le Portz, Chairman, and Jerry C. Benjamin. In addition, Lawrence G. Meyer served as a member of the Audit Committee until June 15, 2009, at which time he agreed to provide legal services to the Company on an annual fee basis, as described above, and was therefore precluded from serving on the Audit Committee pursuant to applicable rules and regulations of the SEC and the NYSE Amex relating to the independence of directors serving on audit committees. As a “smaller reporting company,” as such term is defined under the Exchange Act, and in accordance with applicable rules and regulations of the NYSE Amex, the Company is permitted to have an audit committee consisting of just two members.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and the Company’s independent auditors for the fiscal year ended December 31, 2009, PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee also discussed with PwC the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from the Company. When considering PwC’s independence, the Audit Committee considered whether PwC’s provision of services to the Company was compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

The Audit Committee also met with PwC, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s review and these meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Members of the Audit Committee:

Laurent Le Portz, Chairman

Jerry C. Benjamin

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to the Company by PwC for the fiscal years ended December 31, 2009 and 2008.

	For the years ended December 31,
	2009	2008
Audit Fees	$459,998	$336,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	7,000

Total Fees	$459,998	$343,000

In the table above, pursuant to their definitions under the applicable regulations of the SEC, “audit fees” are fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements, and primarily include accounting consultations and audits in connection with potential acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed by the Company’s principal accountant, except in those instances which do not require such pre-approval pursuant to the applicable regulations of the SEC. The Audit Committee has established policies and procedures for its pre-approval of audit services and permitted non-audit services and, from time to time, the Audit Committee reviews and revises its policies and procedures for pre-approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of May 18, 2010, information about the beneficial ownership of the Company’s Common Stock by (1) each director as of May 18, 2010, (2) each Named Executive Officer, (3) all directors and executive officers as of May 18, 2010 as a group and (4) each person who the Company knows beneficially owns more than 5% of the Company’s Common Stock. All such shares were owned directly with sole voting and investment power unless otherwise indicated.

Name	Shares (#)(1)		Percent of Class (%)
Patrice R. Debregeas(2)(3)	14,376,313		52.0%
79, rue de Miromesnil
75008, Paris, France

Debregeas & Associes Pharma SAS(2)(3)	14,350,000		51.9%
79, rue de Miromesnil
75008, Paris, France

Paul F. Kennedy(2)(4)	5,650,000		20.4%
81 Bd Suchet
75016, Paris, France

Umbria LLC(2)(4)	2,850,000		10.3%
c/o Fiduciaire Jean-Marc Faber
63-65, rue de Merl
L, 2146, Luxembourg

Charles R. Struby, Ph.D.	100,000	(5)	*

Kevin D. Clark	195,706	(6)	*

Mark S. Deutsch(7)	133,116	(8)	*

Jerry C. Benjamin	50,000	(9)	*

John B. Harley, M.D., Ph.D.	140,000	(10)	*

Laurent Le Portz	50,000	(11)	*

Lawrence G. Meyer	60,000	(12)	*

All directors and executive officers as of May 18, 2010 as a group (11 persons)	20,880,135	(13)	73.6%

*	Represents beneficial ownership of less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act.
(2)	Patrice R. Debregeas, Debregeas & Associes Pharma SAS, Paul F. Kennedy and Umbria LLC filed a Schedule 13D on September 12, 2008 as a “group,” as such term is used in Section 13(d) of the Exchange Act. Accordingly, each of Patrice R. Debregeas, Debregeas & Associes Pharma SAS, Paul F. Kennedy, and Umbria LLC, may be deemed to have an aggregate beneficial ownership of 20,026,313, or 72.4%, of the issued and outstanding shares of the Company’s Common Stock.
(3)	Patrice R. Debregeas is the President and controlling person of Debregeas & Associes Pharma SAS, a company wholly-owned by Mr. Debregeas and members of his family.
(4)	Paul F. Kennedy has shared voting and investment control of the shares of the Company’s Common Stock held by Umbria LLC, an entity wholly-owned by Mr. Kennedy and the sole director of which is Jean-Marc Faber.
(5)	Includes options for 100,000 shares of the Company’s Common Stock granted to Dr. Struby.
(6)	Includes options for 100,000 shares of the Company’s Common Stock granted to Mr. Clark, and 74,806 shares of the Company’s Common Stock owned by Mr. Clark through the Company’s 401(k) Plan.

(7)	Effective May 21, 2010, Mr. Deutsch’s employment with the Company ceased. However, the shares of the Company’s Common Stock beneficially owned by Mr. Deutsch are included in this table because he was a Named Executive Officer during 2009.
(8)	Includes options for 115,116 shares of the Company’s Common Stock granted to Mr. Deutsch.
(9)	Includes options for 50,000 shares of the Company’s Common Stock granted to Mr. Benjamin.
(10)	Includes options for 140,000 shares of the Company’s Common Stock granted to Dr. Harley.
(11)	Includes options for 50,000 shares of the Company’s Common Stock granted to Mr. Le Portz.
(12)	Includes options for 50,000 shares of the Company’s Common Stock granted to Mr. Meyer.
(13)	Includes options for 75,000 shares of the Company’s Common Stock granted to Steven E. Lufkin, who was appointed General Manager of the Company during January 2010, and options for 50,000 shares of the Company’s Common Stock granted to Arthur R. Levine, who was appointed Vice President—Finance of the Company during April 2010. Also includes the 133,116 shares of the Company’s Common Stock (including the options for 115,116 shares of the Company’s Common Stock) beneficially owned by Mr. Deutsch because he was an executive officer of the Company as of May 18, 2010, the determination date for purposes of this table. However, as described above, Mr. Deutsch’s employment with the Company ceased, effective May 21, 2010.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named as proxy holders will have the discretion to vote any shares of the Company’s Common Stock for which they hold proxies in accordance with their best judgment. If, for any reason, either of the nominees for election to the Board of Directors is not available as a candidate for director, then the persons named as proxy holders will vote any shares of the Company’s Common Stock for which they hold proxies for such other candidate or candidates as may be nominated by the Board of Directors.

INDEPENDENT PUBLIC ACCOUNTANTS

PwC served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2011, and to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and in compliance with applicable rules and regulations and received by the Secretary of the Company at its main offices at 2140 North Miami Avenue, Miami, Florida 33127 no later than January 24, 2011. In addition to any other applicable requirements, for a stockholder to properly present any proposal at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2011, but not to be included in the Company’s proxy statement and form of proxy for that meeting, the proposal must be in writing and in compliance with the Company’s Bylaws and received by the Secretary of the Company at its main offices, as listed above, no earlier than January 24, 2011 and no later than March 25, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

Charles R. Struby, Ph.D.,
Chief Executive Officer and President

May 24, 2010

Appendix A

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

PROXY

This Proxy is solicited on behalf of the Board of Directors of IVAX Diagnostics, Inc.

I (whether one or more of us) appoint Charles R. Struby, Ph.D. and Kevin D. Clark, and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Diagnostics, Inc. held of record by me at the close of business on May 18, 2010 at the Annual Meeting of Stockholders to be held on June 10, 2010 and at any postponement or adjournment of the meeting.

When properly executed and returned, this Proxy will be voted in the manner directed by me. If no direction is indicated, this Proxy will be voted “FOR” the election of both director nominees and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please complete, date and sign this Proxy on the reverse side, and mail it promptly in the enclosed envelope.

(continued and to be signed on the reverse side)

The Board of Directors of IVAX Diagnostics, Inc. unanimously recommends a vote “FOR” both of the nominees for director.

1.	ELECTION OF DIRECTORS

FOR each nominee listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	Name	Term of Office
☐	☐	Laurent Le Portz	2013
		Lawrence G. Meyer	2013

		(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through such nominee’s name.)

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

I acknowledge receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 10, 2010 meeting.

Dated: , 2010

Signature

Signature if held jointly

(Please date this Proxy and sign exactly as your name or names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. Postage is not necessary if mailed in the United States.

A-2